Exhibit 10.3
OTIS WORLDWIDE CORPORATION
EXECUTIVE ANNUAL BONUS PLAN

AMENDMENT NO. 1

The Otis Worldwide Corporation Executive Annual Bonus Plan (the “Plan”) is hereby amended, effective April 27, 2021 as follows:

1.The Plan is renamed as the “Otis Worldwide Corporation Short-Term Incentive Plan.”

2.The reference to “annual bonus” in the first sentence of Section 6 is replaced with “short-term incentive” and the last sentence of Section 6 is amended and restated in its entirety to read as follows:

The short-term incentive target shall be expressed as a percentage of the Eligible Employee’s annual salary in effect at the end of the Performance Period (or, for purposes of Section 9, the first day of the month immediately preceding the month in which a Change in Control occurs), unless otherwise specified in the Award.

3.The second and third sentences of Section 7 are revised to read as follows:

Cash payments made in respect of Awards will be paid as soon as administratively practicable following the end of the applicable Performance Period and the Committee’s determination of the achievement of the underlying performance goals, and, for Eligible Employees on a United States-based payroll, no later than the 15th day of the third month following the end of the Performance Period (or such later date that would not cause such Awards to fail to qualify as short-term deferrals under Section 409A). In order to be eligible to receive an Award, an Eligible Employee must be employed on the date the Award is paid, subject to Section 9 hereof and any rules established under the Plan from time to time.

4.The reference to “target bonus” in Section 9 is replaced with “short-term incentive target.”

June 16, 2021 /s/ Nora E. LaFreniere
Nora E. LaFreniere
General Counsel & Corporate Secretary